Exhibit 99.1

Index announces approval of stockholder proposals

HOUSTON, February 4, 2009-- Index Oil and Gas Inc. (OTCBB: IXOG) today announced that the three proposals presented by the company to stockholders were approved during the company’s reconvened annual general meeting on January 27, 2009.

A quorum of stockholders present in person or by proxy approved the re-election of four directors. Board members are Daniel L. Murphy, chairman; Lyndon West, Andrew Boetius, and David Jenkins, non-executive director.  Stockholders also ratified the 2008 Stock Incentive Plan and the appointment of RBSM LLP as independent auditors for the fiscal year ending March 31, 2009.

Daniel Murphy, chairman, thanked stockholders for their continued support of the company during difficult economic conditions.  Mr. Murphy also commented, “Operations continue on our Armour-Runnells #1 ST. exploratory well in the Alligator Bayou prospect located in Matagorda County, Texas.  Test results are expected over the coming weeks.”

The annual general meeting was originally held on December 9, 2008, but adjourned for lack of a quorum until January 27, 2009.

About Index Oil and Gas:

Index Oil and Gas Inc. (OTC BB:IXOG.OB - News) is an oil and gas exploration and production company with activities primarily in Texas, Louisiana and Kansas and offices in Houston. Its goal is to generate increasing reserves and cash flow from a portfolio of moderate and higher risk potential prospects in the United States.   To learn more about Index Oil and Gas, visit http://www.indexoil.com.

The statements in the press release that relate to the Company's expectations with regard to the future impact on the Company's results from acquisitions or actions in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This release may also contain other ”forward-looking statements”' within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. Because the information may contain statements that involve risk and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

For a description of risks and other factors that may affect the Company's results of operations and financial performance, see the Company's reports filed with the Securities and Exchange Commission, including the Company's annual report on Forms 10-K and 10-K/A for the fiscal year ended March 31, 2008 and the Company's quarterly reports on Forms 10-Q, copies of which may be obtained from the SEC's website at http://www.sec.gov.

Contacts

Investors:	Lyndon West	Media:	Janice Aston White
	Chief Executive Officer		1-713-666-4543
	Index Oil and Gas Inc. 1-713-715-9275		1-713-806-8458